As filed with the Securities and Exchange Commission on August 2, 1996
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                           UC TELEVISION NETWORK CORP.
                      (formerly Laser Video Network, Inc.)

             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   13-3557317
                     (I.R.S. Employer Identification Number)

                           645 Fifth Avenue, East Wing
                            New York, New York 10022
                                 (212) 888-0617
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                   Peter Kauff
                           645 Fifth Avenue, East Wing
                            New York, New York 10022
                                 (212) 888-0617
       (Name, Address, including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with dividend or reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. |_| ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                     AMOUNT             PROPOSED          PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                     TO BE          MAXIMUM OFFERING          AGGREGATE             AMOUNT OF
        SECURITIES TO BE REGISTERED                REGISTERED      PRICE PER SHARE(1)      OFFERING PRICE        REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share....    10,823,046 shares         $1.03125            $11,161,266            $3,848.71
=================================================================================================================================

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), solely for the purpose of calculating the registration fee, based on the average of the high and low prices for the shares reported on the Nasdaq Stock Market's SmallCap Market on July 30, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
- ----------

                           UC TELEVISION NETWORK CORP.

                        10,823,046 SHARES OF COMMON STOCK

     This Prospectus relates to the offering by (i) UC Television Network Corp., formerly known as Laser Video Network, Inc. (the "Company"), of 4,914,293 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), that are issuable upon the exercise of outstanding warrants (the "Warrants") included in units (the "Units") sold by the Company to certain accredited investors (collectively, the "Private Placement Stockholders") in a private placement in April and May of 1996 (the "Private Placement"), (ii) the Private Placement Stockholders of 4,914,293 shares of Common Stock included in the Units and (iii) The Roberts Family Truste of 1991 of 11,604 shares of Common Stock (together with the Private Placement Stockholders, the "Selling Stockholders"). Each outstanding Warrant is immediately exercisable and currently entitles the holder thereof to purchase 142,857 shares of Common Stock at an exercise price of $1.29 per share at any time through April 25, 2001. At July 30, 1996, none of the Warrants had been exercised.

     This Prospectus also relates to the offering by the Company of (i) 491,428 shares of the Company's Common Stock that are issuable to Barrington Capital Group, L.P. (the "Placement Agent") upon exercise of an Option dated April 26, 1996, to purchase 3.44 Units from the Company, (the "Unit Purchase Option") and
(ii) 491,428 shares of common stock issuable to the Placement Agent upon exercise of the Warrants issuable upon exercise of the Unit Purchase Option.

     The Common Stock issuable upon exercise of the Common Stock of the Company is quoted on the Nasdaq Stock Market's SmallCap Market ("Nasdaq") under the symbol "LVNI." On August 1, 1996, the last reported sale price of the Common Stock as quoted on the Nasdaq was $1.00 per share.

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders or the Placement Agent. However, the Company will receive approximately $7,317,380 if all of the Warrants (inclusive of the Warrants subject to the Unit Purchase Option) are exercised and the Placement Agent's Unit Purchase Option is exercised in full. See "Use of Proceeds."

     All expenses of the registration of securities covered by this Prospectus, estimated to be approximately $23,000, are to be borne by the Company.

     A portion of the Common Stock offered by this Prospectus may be sold following the effective date of this Prospectus by the Selling Stockholders, or by their transferees. The distribution of the securities offered hereby may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

     The Selling Stockholders, Placement Agent and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," PAGE 4 OF THIS PROSPECTUS. ----------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ----------------------

                               THE DATE OF THIS PROSPECTUS IS ____________, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such site is http://www.sec.gov.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete and, in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in any and all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Company documents filed with the Commission are incorporated by reference in this Prospectus:

     1.   Annual Report on Form 10-KSB for the year ended October 31, 1995.

     2.   Quarterly  Report on Form  10-QSB for the  quarter  ended  January 31,
          1996.

     3.   Quarterly Report on From 10-QSB for the quarter ended April 30, 1996.

     4.   Proxy Statement for the July 30, 1996 Special Meeting of Stockholders.

     5.   Proxy Statement for the 1996 Annual Meeting of Stockholders.

     6. Report on Form 8-K, dated March 4, 1996, regarding the resignation of two directors of the Company.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus other than the exhibits thereto. Requests for such copies should be directed to the Company at 645 Fifth Avenue, East Wing, New York, New York 10022, Attn: Alan Pearl, Chief Financial Officer and Treasurer, telephone (212) 888-0617.

                                   THE COMPANY

General

     The Company is an interactive multimedia company whose principal activities, since the fourth quarter of the fiscal year ended October 31, 1993 ("Fiscal 1993"), involve operating and marketing its College Television Network ("CTN"), a private commercial television network airing the Company's programming on university and college campuses located throughout the United States. As of July 8, 1996, CTN was installed or contracted for installation in 224 locations throughout the country, as compared with 211 locations as of July 6, 1995. Through a single-channel interactive television system (the "System") placed free of charge in locations where students congregate, such as cafeterias, student centers and recreational facilities, CTN currently reaches a daily viewership, as estimated by Sound Data, a marketing consultant firm, of more than 500,000 students.

     The Company believes CTN to be the largest college and university private commercial television network in the United States. CTN is installed in many of the nation's largest colleges and universities, including among others: Penn State University, Michigan State University, Arizona State University, UCLA, Florida State University, Syracuse University, Georgia Tech University, North Carolina State University, University of Missouri, University of Kentucky, University of Alabama and New York University. There are approximately 4,000 colleges and universities in the United States. The Company's goal is to place CTN in a significant number of these institutions.

     CTN, which currently airs primarily music videos, is viewed over 25-inch television monitors strategically placed throughout the installation site to provide the highest degree of exposure. Each site is equipped with an interactive touch screen unit and from three to ten monitors. The System allows students to select from a wide variety of music videos or to view a pre-set format. In order to enhance the flexibility and program diversification of CTN and to maintain its state-of-the-art appeal, the Company intends to replace its existing CD-ROM technology by converting each System to receive programming directly through satellite-delivered transmission. Management believes satellite delivery will, after completion, likely result in significant cost savings to the Company and will facilitate expanded programming opportunities, such as frequent updates of news, sports and campus current events, in addition to music videos. The Company has recently entered into agreements with IBM Credit Corporation ("IBM Credit") to finance the conversion of the entire network to a Hughes Direct PC satellite-delivery system and with International Business Machines Corporation ("IBM") to provide hardware and services required in connection with such conversion.

     The Company derives its revenues from advertisers displaying their commercials on CTN, with the Company presently allotting eight minutes of advertising per hour. The Company believes CTN is well-positioned to offer advertisers an inexpensive and effective way to reach a highly desirable audience: 18-25 year old students with significant disposable income, a demographic group with proven attractiveness to national advertisers. Each advertiser's cost per thousand viewers ("CPM") on CTN is substantially below that of national advertising in competing media, such as radio, television, MTV, campus newspapers or campus billboards. National advertisers on CTN during the fiscal year ended October 31, 1995 ("Fiscal 1995") included Burger King, Coca Cola, Discover Card, Dodge Neon, Gatorade, Gramercy Pictures, MasterCard, Mistic Beverages, Nestles, New Line Cinema, Pontiac, Reebok, Sony, Twentieth Century Fox, Universal Pictures, Visa and Warner Brothers. Generally, the Company's mix of advertisers on CTN changes from time to time. The Company's revenues have grown from $240,920 in Fiscal 1993, to $705,413 in the fiscal year ended October 31, 1994, to $1,621,465 in Fiscal 1995.

     The Company's overall strategy is to expand the number of institutions in which CTN is being offered and to expand the number of advertisers. As additional institutions are added, the Company expects to be able to attract additional advertisers as well as increase its CPM rate, which is currently significantly below that of other competing media. If the Company successfully meets these objectives, revenues should grow significantly and enhance profitability. The Company also continues to explore other avenues where its interactive technology can be used (i.e., on-line sales, Internet sales, couponing and the sale of market research information collected by the touch screen).

     The Company, a Delaware corporation, commenced operations in January 1991. Its principal executive offices are located at 645 Fifth Avenue, East Wing, New York, New York 10022. The Company's telephone number is (212) 888-0617.

Recent Developments

     In July 1996, the Company changed its name from Laser Video Network, Inc. to UC Television Network Corp. Also, in July 1996, the Company increased its authorized shares of Common Stock from 20 million shares to 50 million shares.

                                  RISK FACTORS

     Prospective purchasers of the securities offered hereby, prior to making an investment decision, should carefully consider, along with other matters referred to herein, the following risk factors:

     1. NET LOSSES AND EXPECTATION OF CONTINUING LOSSES. The Company's statements of operations for the six months ended April 30, 1996 and for Fiscal 1995 reflect net losses of $902,524 and $2,494,387, respectively, or approximately $.15 and $.44 per share, respectively. In addition, the Company expects to incur significant operating losses through the fiscal year ended October 31, 1996 and until such time, if ever, as operations generate sufficient revenues to cover its costs.

     2. NEGATIVE CASH FLOW; GOING CONCERN ISSUE. Since inception, the Company has experienced, and is continuing to experience, operating losses and negative cash flow from operations. There can be no assurance that the Company's operations will ever be profitable, or that the Company will have sufficient funds available to continue its activities. See "--Need for Additional Financing." The Company's auditors have issued their Fiscal 1995 Report of
Independent Auditors which contains a reference to the Company's ability to continue as a going concern.

     3. NEED FOR ADDITIONAL FINANCING. Because the Company continues to operate at a loss, the Company anticipates that additional financing will be needed in order to continue the installation of the Systems at a rate necessary to achieve projected levels of operations and to expand programming through the use of satellite-delivered transmission. The Company has no commitment from others to provide financing and there can be no assurance that additional financing will be available to the Company and if so, whether it will be on terms acceptable to the Company. The Company's inability to receive additional financing could have a material adverse effect on the Company's financial condition and results of operations, and the Company will have to substantially reduce or cease operations.

     4. LIMITED OPERATING HISTORY. The Company first began developing and marketing CTN in the third quarter of Fiscal 1993 and, accordingly, the Company has a relatively limited operating history with respect thereto. In light of this limited operating history, the likelihood of the future success of the Company must be evaluated in light of the problems, expenses, difficulties, risks and complications frequently encountered in connection with similarly situated companies. There can be no assurance that future revenues of the Company will ever be significant or that the Company's operations will ever be profitable.

     5. SEASONALITY. The Company's revenues are affected by the pattern of seasonality common to most school-related businesses. Historically, the Company generates a significant portion of its revenues during the September through May months and substantially less revenues during the summer months when colleges and universities do not hold regular classes.

     6. RELIANCE ON ADVERTISING REVENUES. The Company derives its revenues from advertisers displaying their commercials on CTN. Although the Company has agreements with national advertisers and has held discussions or had prior agreements with other national advertisers, no assurance can be given that these or other advertisers will enter into longer term contracts with, or continue to purchase advertising from, the Company, or that future significant advertising revenues will ever be generated. Because advertisers can be expected to discontinue from time to time, the Company anticipates that it will experience fluctuations in operating results and revenues. The failure to attract and enter into new and/or additional agreements with national advertisers and to derive significant revenues therefrom would have a material adverse effect on the Company and its financial condition.

     7. DEPENDENCE ON MARKET ACCEPTANCE. The success of CTN will depend upon several factors, including the ability of the Company to secure a sufficient number of additional installation sites and its ability to maintain viewer interest in order to continue to attract advertisers. There can be no assurance that CTN will continue to be accepted in the marketplace. The Company is marketing CTN directly to colleges and universities and through operators having relationships, contractual or otherwise, with such institutions. As a result, the Company is substantially dependent on the efforts of its marketing personnel and management to generate revenues for the Company.

     8. LICENSE AGREEMENTS. The Company obtains music videos pursuant to written or oral licensing agreements with music companies. The Company has such agreements with a number of the major music company labels, which are represented by Sony, Warner/Electric/Atlantic, EMI, Polygram, MCA and BMG. Each of these agreements permits the Company to use the music videos for a modest annual fee, which fee, the Company believes, is not material to either the Company or the music companies. Such agreements are terminable by the licensor on short notice. Although termination of substantially all or a large number of the agreements would have a material adverse impact on the Company's operations, the Company believes that such a termination is not likely to occur since it is in the best interests of the music companies to have their music videos aired as widely and as frequently as possible. The Company believes that its ability to maintain access to music and other videos on a regular, long-term basis, on terms favorable to the Company is important to its future success and profitability.

     9. IMPACT OF TECHNOLOGICAL CHANGES. The Company expects technological developments and enhancements to continue at a rapid pace in the interactive network and related industries, and there can be no assurance that technological developments will not cause the Company to switch to a different transmission technology or cause the Company's technology and products to be rendered obsolete. The Company's future success will be largely dependent upon its ability to adapt to technological change and remain competitive with others involved with similar products or services.

     10. RELIANCE ON KEY PERSONNEL AND MANAGEMENT. The Company is substantially dependent on the efforts of Peter Kauff, its Chief Executive Officer, Alan Pearl, its Chief Financial Officer and Treasurer, and Richard Vogel, its Chief Technical Officer and Vice President of Product Development. The loss of one or more of these executives could have a material adverse effect on the Company. The Company maintains "key-man" insurance on the life of Mr. Kauff in the amount of $1,000,000. The Company believes that it may be necessary to hire additional experienced management personnel in order to facilitate the Company's planned expansion. No assurance can be given that the Company will be successful in recruiting and retaining such personnel or that such personnel will have the necessary experience in this industry.

     11. COMPETITION. CTN competes for advertisers with many other forms of advertising media, including television, radio, print, direct mail and billboard. Future competition could adversely affect the Company and its financial condition. Moreover, to the extent that the number of desired locations for Systems is limited, the Company may have to cause or persuade potential targeted colleges and universities to remove and replace existing alternative equipment with the Company's Systems. There can be no assurance that the Company will be able to do so. In addition, because the Company currently has minimal patent and copyright protection in respect of its proprietary information and know-how, there are practically no intellectual property barriers to prevent competitors from entering into this market. There is also no assurance that someone with greater resources will not enter into the market, particularly because there are few proprietary characteristics associated with the business. As other organizations perceive the potential for commercial application of the Company's product or service, competition is expected to increase.

     12. EFFECT OF OUTSTANDING WARRANTS AND OPTIONS; POSSIBLE IMPACT ON MARKET PRICE AND FUTURE FINANCING. In addition to the Warrants included as part of the Units sold to the Selling Stockholders and the Units subject to the Unit Purchase Option, the Company has 144,979 Redeemable Class A Warrants and 2,270,021

Redeemable Class B Warrants outstanding, all of which expire on June 10, 1997. Each Class A Warrant entitles the holder thereof to purchase 1.3 shares of Common Stock and one Class B Warrant for $4.61 (subject to adjustment) and each Class B Warrant entitles the holder to purchase 1.3 shares of Common Stock for $6.91 (subject to adjustment). In addition, there is an outstanding option expiring June 10, 1997 (the "IPO Unit Purchase Option") to purchase up to 109,502 units (subject to adjustment) (each unit consisting of two shares of Common Stock, one Class A Warrant and one Class B Warrant, the "IPO Units"), granted to the underwriter of the Company's initial public offering (the "IPO"), exercisable at $8.63 per unit (subject to adjustment). Any shares of Common Stock issued upon exercise of the Class A and Class B Warrants or the IPO Unit Purchase Option may be tradeable without restriction, provided that the Company satisfies certain securities registration and qualification requirements. As of June 27, 1996 there are outstanding options to purchase 526,791 shares of Common Stock granted to certain officers and directors of the Company pursuant to stock option plans of the Company. Certain stockholders of the Company also have demand and piggy-back registration rights. See "Description of Securities--Registration Rights." While such rights, warrants and options are outstanding, they may (i) adversely affect the market price of such securities and (ii) impair the ability of the Company to, and the terms on which it can, raise additional equity capital or obtain debt financing.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of the Common Stock being offered hereby. If all of the Warrants are exercised and the Placement Agent's Unit Purchase Option is exercised in full, the Company will receive approximately $7,317,380. There can be no assurance that any of the Warrants will be exercised.

                              SELLING STOCKHOLDERS

     The following table sets forth the beneficial ownership of Common Stock by the Selling Stockholders and the Placement Agent as of June 27, 1996:

                                             Amount of Beneficial                                     Amount of Beneficial
              Name of                            Ownership of                                             Ownership of
          Beneficial Owner                  Common Stock Prior to                                      Common Stock After
          ----------------                       Offering(1)                                               Offering(4)
                                         -----------------------------                              ----------------------------
                                           Number        Percentage of                              Number         Percentage of
                                             of           Outstanding      Number of Shares           of            Outstanding
                                         Shares(2)         Shares(3)        to be Offered           Shares            Shares
                                         ---------         ---------        -------------           ------            ------
Paul Alter                                  214,286          1.9%               214,286                0                 0
Marvin Barish                               142,858          1.3%               142,858                0                 0
Jim Beldner                                 285,714          2.6%               285,714                0                 0
John Bykowsky                               142,856          1.3%               142,856                0                 0
CLFS Equities                               285,714          2.6%               285,714                0                 0
Dennis J. Drebsky                           142,858          1.3%               142,858                0                 0
Thomas Espy                                  47,620            *                 47,620                0                 0
Drobny Fischer LLC                          142,858          1.3%               142,858                0                 0
Harold Fischer                              285,714          2.6%               285,714                0                 0
David W. Fried                              142,858          1.3%               142,858                0                 0
Fulton Street Partners                      214,286          1.9%               214,286                0                 0
Douglas Gill                                285,714          2.6%               285,714                0                 0
Stuart Gold                                 285,714          2.6%               285,714                0                 0
Jay Goldman
  Master Limited Partnership                228,572          2.1%               228,572                0                 0
Paul Goodman                                214,286          1.9%               214,286                0                 0
Albert Goudis and
  Richard Goudis, JTWROS                    142,858          1.3%               142,858                0                 0
Jimmy B. Hanks &
  San Juanita R. Hanks, JTWROS               95,238            *                 95,238                0                 0

Peter Horrigan                              142,858          1.3%               142,858                0                 0
Steven Israel                               142,858          1.3%               142,858                0                 0
Paul Jurgensen                              114,286          1.0%               114,286                0                 0
Kensington Partners, L.P.                   428,572          3.9%               428,572                0                 0
Thomas P. Kikis                             214,286          1.9%               214,286                0                 0
David Kohane, D.M.D.                        285,714          2.6%               285,714                0                 0
Leckson Unlimited                         2,857,144          23.2%            2,857,144                0                 0
Brett Levkoff                               285,714          2.6%               285,714                0                 0
Shelley Magness                              57,144            *                 57,144                0                 0
Paul Matusow                                142,858          1.3%               142,858                0                 0
M. Arshad Mirza &
  Najma A. Mirza, JTWROS                    142,858          1.3%               142,858                0                 0
Jayman Mistry                                71,428            *                 71,428                0                 0
Guy Montanari                                71,428            *                 71,428                0                 0
Steve Ostner                                142,858          1.3%               142,858                0                 0
Preferred Maintenance
  Services, Inc.                             57,144            *                 57,144                0                 0
Jerry Ruyan                                 114,286          1.0%               114,286                0                 0
Wayne Saker                                 142,858          1.3%               142,858                0                 0
Stan Sech                                   142,858          1.3%               142,858                0                 0
Floyd M. Smith                               71,428            *                 71,428                0                 0
Robert Spitzer                              214,286          1.9%               214,286                0                 0
Jack Threadgill                             142,858          1.3%               142,858                0                 0
David M. Walker and
  Mary E. Walker, JTWROS                    142,858          1.3%               142,858                0                 0
Little Wings L.P.                           400,000          3.6%               400,000                0                 0
The Roberts Family Trust of 1991(5)          11,604            *                 11,604                0                 0
Barington Capital Group, L.P.(6)            982,856          8.3%               982,856                0                 0
                                            -------                             -------                -

         Totals.....................     10,823,046        64.5%(7)          10,823,046                0                 0
                                         ==========                          ==========                =

- -----------------------

*        Less than 1%.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire after the date of this Prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes based on information supplied by such persons, that the persons named in this table have sole voting power with respect to all shares of Common Stock which they beneficially own.

(2)      Assuming   the   exercise  of  all  of  the  Warrants  by  the  Selling
         Stockholders.

(3) Based on 10,899,157 shares of Common Stock outstanding plus in the case of each individual Selling Stockholder the number of shares of Common Stock issuable upon exercise of the Warrants held by such Selling Stockholder and in the case of the Placement Agent the shares of Common Stock issuable upon the exercise of the Unit Purchase Option and the exercise of the Warrants granted thereunder.

(4) Assuming the sale of all shares of Common Stock being sold in this offering.

(5) Stephen Roberts, a trustee of The Roberts Family Trust of 1991, is a director of the Company.

(6)      Assuming full exercise of the Unit Purchase Option.

(7) Based on 10,899,157 shares of Common Stock outstanding plus the aggregate number of shares of Common Stock issuable upon exercise of the Warrants by all Selling Stockholders and the Placement Agent.

                              PLAN OF DISTRIBUTION

     The Company is hereby offering for sale pursuant to this Prospectus, 4,914,293 shares of Common Stock issuable upon exercise of the Warrants. The Selling Stockholders are hereby offering for sale pursuant to this Prospectus, an aggregate of 4,925,897 shares of Common Stock owned by them.

     The Company is also hereby offering for sale pursuant to this Prospectus 491,428 shares of Common Stock issuable upon exercise of the Warrants that may be purchased by the Placement Agent pursuant to the Unit Purchase Option and 491,418 shares of Common Stock that may be purchased by the Placement Agent pursuant to the Unit Purchase Option.

     The distribution of shares of Common Stock by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales of securities.

     The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of Section 2(11) of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     In order to comply with certain state securities laws, if applicable, the securities offered hereby will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                            DESCRIPTION OF SECURITIES

AUTHORIZED STOCK

     The authorized capital stock of the Company presently consists of 50,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). The Company's Board of Directors has authorized for issuance 1,500,000 shares of such preferred stock as Series A Redeemable Preferred Stock ("Series A Preferred Stock") of which 96,667 are presently outstanding.

COMMON STOCK

     Subject to the prior rights of the holders of any shares of Preferred Stock which have been issued and are outstanding or may be issued in the future, the holders of the Common Stock are entitled to receive dividends from funds of the Company legally available therefor when, as and if declared by the Board of Directors of the Company, and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding-up of the affairs of the Company. There are presently 95 record holders of the Common Stock, although the Company believes there are approximately 1,500 beneficial owners of the Common Stock. Holders of the Common Stock do not have any preemptive, subscription, redemption or conversion rights. Holders of the Common Stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares can elect all of the directors of the Company. Certain holders of the Common Stock have demand and/or piggyback registration rights. See "--Registration Rights" below. All of the shares of the Common Stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of the Common Stock since the inception of the Company, and no dividends are anticipated to be declared or paid in the foreseeable future. The Common Stock is currently quoted on Nasdaq. There can be no assurance, however, that such securities will not subsequently be delisted from Nasdaq.

PREFERRED STOCK

     The Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Stock, to issue Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The Company presently has one series of Preferred Stock outstanding, the Series A Preferred Stock. The Company has no present plans to issue any other series or class of Preferred Stock. The designations, rights and preferences of the Series A Preferred Stock are set forth in a Certificate of Designations, Rights and Preferences which has been filed with the Secretary of State of the State of Delaware.

     Series A Preferred Stock. The Company has 1,500,000 authorized shares of Series A Preferred Stock, of which 96,667 shares are currently issued and outstanding and held of record by three persons.

     Dividend and Other Rights. The shares of Series A Preferred Stock have no conversion or preemptive rights. The Series A Preferred Stock has a non-cumulative dividend of $0.10 per share, payable when, as and if declared by the Company's Board of Directors and is subject to any legal and financing agreement restrictions on the payment of dividends by the Company. No dividends may be paid to the holders of Common Stock prior to payment of such dividend to holders of Series A Preferred Stock. The Company paid dividends of $109,272 in connection with the redemption of all but 100,000 shares of the Series A Preferred Stock in June 1992 which were paid from the net proceeds of the IPO. The Company is continuing to accrue the dividends previously declared on the remaining 96,667 shares of Series A Preferred Stock which are presently intended to be paid upon the redemption of such shares. As of April 30, 1996, the Company had accrued $50,823 of dividends with respect to the outstanding shares of Series A Preferred Stock which will be payable upon redemption.

     Redemption. The Company has the right to redeem all, but not less than all, of the outstanding Series A Preferred Stock at any time at a price equal to $1.00 per share, plus all declared, accrued and unpaid dividends thereon. The outstanding shares of Series A Preferred Stock, including all accrued dividends thereon, are redeemable at any time upon the request of the holders thereof.

     Voting Rights. The holders of the Series A Preferred Stock have no voting rights other than those as are provided by statute.

     Liquidation Preference. Each share of the Series A Preferred Stock shall have a liquidation preference over the holders of the Common Stock equal to $1.00 per share, plus the amount of all declared, accrued and unpaid dividends thereon, upon the dissolution, liquidation or winding-up of the Company.

THE WARRANTS

     The following statements relating to certain provisions of the Warrants are summaries, do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions, including the definitions of certain terms, contained in the Warrants (a copy of which is on file with the Company).

     General. Each Warrant entitles the holder to purchase 142,857 shares of Common Stock at an exercise price of $1.29 per share, subject to adjustment. The Warrants may be exercised at any time after issuance and will expire April 25, 2001.

     Exercise. A Warrantholder may exercise a Warrant in whole, or in part from time to time, by payment in cash or certified or official bank check of the aggregate per share exercise price for the number of shares being purchased. Holders of the Warrants as such will not have any of the rights or privileges of stockholders of the Company prior to the exercise of the Warrants.

     Redemption. The Warrants are subject to redemption by the Company, upon 30 days' written notice, at a price of $.01 per Warrant, if the closing bid price for the Common Stock has been at least $3.87 for the 20 trading day period ending on the third day prior to the date on which notice of redemption is given. For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price, as reported by Nasdaq, so long as the Common Stock is quoted on Nasdaq and, if the Common Stock is listed on a securities exchange or the Nasdaq Stock Market's National Market (the "NNM"), shall be determined by the last reported sales price where such securities are primarily traded. The Company's redemption rights will be in effect only if the Common Stock is either quoted on Nasdaq or listed on a securities exchange or the NNM. Holders of the Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before they are to be redeemed. All of the outstanding Warrants must be redeemed if any portion of them are to be redeemed. A notice of redemption will be mailed to each of the registered holders of the Warrants no later than 30 days before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the date of expiration of the right to exercise the Warrants.

DELAWARE ANTI-TAKEOVER LAW

     The Company will be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, this law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

REGISTRATION RIGHTS

     Purchasers of units in the private placement completed in September 1991 have been granted certain demand and piggy-back registration rights with respect to the shares of Common Stock comprising a portion of such units. Peter Kauff, the Company's Chief Executive Officer and Chairman of the Board, and Stephen Roberts, a director of the Company, have also been granted piggy-back registration rights identical to those granted to the purchasers of units in such private placement. Additionally, certain other stockholders have been granted demand and piggy-back registration rights substantially identical to those rights granted to purchasers of units in such private placement.

TRANSFER AGENT

     American Stock Transfer & Trust Company serves as the transfer agent for the Common Stock.

                                  LEGAL MATTERS

     Legal matters relating to the securities offered hereby have been passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York. Members of that firm own 30,000 shares of Common Stock.

                                     EXPERTS

     The financial statements included in the Annual Report on Form 10-KSB incorporated in this Prospectus by reference, have been so incorporated in reliance upon the report of Richard A. Eisner & Company, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

- -----------------------------------          ----------------------------------

   NO DEALER,  SALESPERSON OR OTHER
PERSON HAS BEEN  AUTHORIZED TO GIVE
ANY  INFORMATION  OR  TO  MAKE  ANY
REPRESENTATIONS  IN CONNECTION WITH
THIS  OFFERING   OTHER  THAN  THOSE
CONTAINED IN THIS  PROSPECTUS  AND,
IF GIVEN OR MADE, SUCH  INFORMATION                   10,823,046 SHARES
OR  REPRESENTATIONS   MUST  NOT  BE
RELIED    UPON   AS   HAVING   BEEN
AUTHORIZED  BY  THE  COMPANY.  THIS
PROSPECTUS  DOES NOT  CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION  OF               LASER VIDEO NETWORK, INC.
AN   OFFER   TO  BUY   ANY  OF  THE
SECURITIES OFFERED HEREBY TO ANYONE
IN ANY  JURISDICTION  IN WHICH SUCH
OFFER OR  SOLICITATION IS UNLAWFUL.
NEITHER   THE   DELIVERY   OF  THIS                      COMMON STOCK
PROSPECTUS   NOR  ANY   SALE   MADE
HEREUNDER    SHALL,    UNDER    ANY
CIRCUMSTANCES, IMPLY THAT THERE HAS
BEEN NO  CHANGE IN THE  AFFAIRS  OF
THE COMPANY OR THAT THE INFORMATION
HEREIN  IS  CORRECT  AS OF ANY TIME
SUBSE-  QUENT  TO THE  DATES  AS OF
WHICH  SUCH  INFORMATION  IS GIVEN.

         -----------------                                PROSPECTUS

TABLE OF  CONTENTS  Page  Available
Information.......................2
Incorporation of Certain  Documents
 by Reference ....................2
The Company ......................3
Risk Factors .....................4
Use of Proceeds ..................6                   ___________, 1996
Selling Stockholders..............6
Plan of Distribution..............8
Description of Securities.........8
Legal Matters ...................10
Experts .........................10


- -----------------------------------          ----------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The expenses payable in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

          Registration fee (actual).................................$  3,848.71
          Legal and Accounting fees and expenses....................  17,000.00
          Miscellaneous.............................................   2,000.00
                                                                      ---------
               Total................................................$ 22,848.71
                                                                    ===========

All of the costs identified above will be paid by the Company.

Item 15. Indemnification of Directors and Officers

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which a director derived an improper personal benefit.

     Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     The   Registrant's   Restated   Certificate   of   Incorporation   provides
indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act"), and is therefore unenforceable.

Item 16. Exhibits

   4.1 Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (No. 33-44935), as amended, declared effective on June 10, 1992 (the "Form S-1").

   4.2 Certificate of Amendment to Restated Certificate of Incorporation regarding change of name and increase in authorized Common Stock as filed with the Secretary of State of Delaware on July 30, 1996.

   4.3 By-laws, as amended, of Registrant. Incorporated herein by reference to Exhibit 3.2 to the Form S-1.

   5.1    Opinion of Kramer, Levin, Naftalis & Frankel.

  23.1    Consent of Richard A. Eisner & Company, LLP.

  23.2 Consent of Kramer, Levin, Naftalis & Frankel (to be contained in the opinion to be filed as Exhibit 5.1 hereto).

  24.1    Power of Attorney (included on signature page).

Item 17. Undertakings

     (a) The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 31, 1996.

                                        LASER VIDEO NETWORK, INC.


                                        By:/s/Peter Kauff
                                           --------------
                                                   Peter Kauff
                                                   Chief Executive Officer and
                                                   Chairman of the Board


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Peter Kauff and Alan Pearl his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

      Signature           Title                             Date
      ---------           -----                             ----


/s/ Peter Kauff           Chief Executive Officer            July 31, 1996
- --------------------      and Chairman of the Board
Peter Kauff               (Principal Executive Officer)



/s/Alan Pearl             Chief Financial Officer and        July 31, 1996
- --------------------      Treasurer (Principal Accounting
Alan Pearl                and Financial Officer)



/s/Stephen Roberts        Director                           July 31, 1996
Stephen Roberts



/s/Edward McLaughlin      Director                           July 31, 1996
Edward McLaughlin

                                  EXHIBIT INDEX





                                                                   Sequential
Exhibit Number      Description                                    Page Number
- --------------      -----------                                    -----------

      4.1           Restated  Certificate of Incorporation
                    of the Registrant. Incorporated hereby
                    by  reference  to  Exhibit  3.1 to the
                    Registrant's Registration Statement on
                    Form S-1 (No.  33-44935),  as amended,
                    declared  effective  on June 10,  1992
                    (the "Form S-1").

      4.2           Certificate  of  Amendment  to Restated
                    Certificate of Incorporation  regarding
                    change   of  name   and   increase   in
                    authorized  Common  Stock as filed with
                    the  Secretary  of State of Delaware on
                    July 30, 1996.

      4.3           By-laws,  as amended,  of  Registrant.
                    Incorporated  herein by  reference  to
                    Exhibit 3.2 to the Form S-1.

      5.1           Opinion of Kramer,  Levin,  Naftalis &
                    Frankel.

     23.1           Consent  of   Richard   A.   Eisner  &
                    Company, LLP.

     23.2           Consent of Kramer,  Levin,  Naftalis &
                    Frankel  (to  be   contained   in  the
                    opinion  to be  filed as  Exhibit  5.1
                    hereto).

     24.1           Power   of   Attorney   (included   on
                    signature page).